Exhibit 99.1

Rex Energy Announces Sale of Keystone Clearwater Solutions

STATE COLLEGE, Pa., June 18, 2015 (GLOBE NEWSWIRE) – Rex Energy Corporation (Nasdaq: REXX) (“Rex Energy”) today announced that it, together with its partners in Water Solutions Holdings, LLC (“Water Solutions”), entered into a purchase and sale agreement with American Water Works Company, Inc. (“American Water”) pursuant to which American Water will acquire Water Solutions and its subsidiaries, including Keystone Clearwater Solutions, LLC. The transaction is valued at approximately $130 million, inclusive of cash and debt. Rex Energy, which holds a 60% interest in Water Solutions and is selling its entire interest, expects net proceeds from the sale (after taxes and subject to customary adjustments) to be approximately $66 million. The proceeds will be used to pay down the revolving line of credit and for general corporate purposes. The transaction is subject to customary closing conditions and regulatory approval. In connection with the purchase and sale agreement, American Water will continue to provide field and water-related services to Rex Energy within its Appalachian Basin properties in Pennsylvania and Ohio. RBC Capital Markets advised Water Solutions Holdings, LLC with respect to this transaction.

“This transaction marks a critical step for Rex Energy as we continue to enhance our balance sheet and provide the necessary flexibility for the development of our core assets in the Appalachian Basin,” said Tom Stabley, Rex Energy’s Chief Executive Officer. “We look forward to our new partnership with American Water and the successful development of our Appalachian Basin assets.”

Forward-Looking Statements

This release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Forward-looking statements are based on current beliefs and expectations and involve certain assumptions or estimates that involve various risks and uncertainties, such as financial market conditions, changes in commodities prices and the other risks discussed in detail in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other subsequent filings with the Securities and Exchange Commission. Readers should not place undue reliance on any such forward-looking statements, which are made only as of the date hereof. Rex Energy has no duty, and assumes no obligation, to update forward-looking statements as a result of new information, future events or changes in the Company’s expectations.

About Rex Energy Corporation

Rex Energy, headquartered in State College, Pennsylvania, is an independent oil and gas exploration and production company operating in the Appalachian and Illinois Basins within the United States. The company’s strategy is to pursue its higher potential exploration drilling prospects while acquiring oil and natural gas properties complementary to its portfolio.

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For more information contact:

Investor Relations

(814) 278-7130

InvestorRelations@rexenergycorp.com